Exhibit 23.1



                          Independent Auditors' Consent

The Board of Directors
Unigraphics Solutions Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Unigraphics Solutions Inc. of our report dated February 9, 1999, relating to the consolidated balance sheets of Unigraphics Solutions Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity/net investment, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 10-K of Unigraphics Solutions Inc. for the year ended December 31, 1998.



 /S/ KPMG LLP
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KPMG LLP

St. Louis, Missouri
March 27, 2000